Exhibit 10.19

Annual Incentive Bonus

In 2001, the Compensation Committee (the “Committee”) of the Board of Directors of Susquehanna Bancshares, Inc. (“Susquehanna”) retained an outside consultant to evaluate Susquehanna’s executive compensation program and to make appropriate recommendations. Base salaries, annual incentives, long term incentives and related compensation issues were included in the evaluation. The evaluation report was presented to the Committee in December 2001. Based on the recommendations contained in the report, the Committee approved the following programs:

•	a short term annual cash incentive program for 2002 and 2003 (which was renewed for 2004 and 2005); and

•	a long term incentive program for 2002, 2003 and 2004.

Short Term Annual Cash Incentive Program. The short term annual cash incentive program, known as the “Key Executive Annual Incentive Plan,” is available to designated members of Susquehanna’s executive, corporate and senior management. In 2004, 67 individuals, including Messrs. William J. Reuter, Gregory A. Duncan, Drew K. Hostetter and Michael M. Quick, participated in the program.

For each year of the program, a target annual incentive award is established for each participant that is based on a percentage of the participant’s base salary. Percentage targets range from 15% to 70%, dependent on the participant’s executive position. As long as minimum targets have been met, incentive awards have minimum payouts ranging from 4.5% to 21%, and maximum payouts ranging from 22.5% to 105%, of the participant’s base salary, dependent on the participant’s executive position. Calculation of a participant’s target award and actual maximum or minimum award, if any, is based upon on at least two performance components:

•	an individual performance component, based upon the participant’s realization of individual goals established by the participant’s supervisor during the participant’s annual performance appraisal; and

•	a corporate performance component, based on a performance matrix consisting of an annual return on equity target and an annual earnings per share growth target for Susquehanna.

With respect to the corporate performance component, for each year of the program, the return on equity target is established based on peer group return on equity. In 2004, the return on equity target was 10%. The earnings per share growth target is established by the Committee. In 2004, the earnings per share target was 12.78%. Each year, minimum and maximum thresholds are established for both targets. In 2004, the minimum return on equity threshold was 10.22% and the minimum annual earnings per share growth threshold was 5%. If either target falls below its minimum threshold in a given year, no incentive award may be granted. For 2004, the maximum return on equity threshold was 14.06% and the maximum annual earnings per share growth threshold was 12.5%.

An additional, third “unit” performance component is also applied to participants in the program who are responsible for certain Susquehanna business units. The unit component is based upon satisfaction by the particular unit of certain goals established for that unit by Susquehanna’s management. For example, a participant in the program who is a president of a particular bank subsidiary (i.e., a “unit”) would be evaluated not only on Susquehanna’s performance (i.e., the corporate component) and his or her own individual performance (i.e., the individual component), but on the bank’s performance (i.e., the unit component), as well.

Each performance component of the award is weighted, based upon the individual participant’s responsibilities. For example, the corporate component of one participant may consist of 60% and the individual component may consist of 40% of the targeted award for those participants whose award is based solely on the corporate and individual components. Those with a unit performance component may have a unit portion weighted at either 25% or 50%, with the corporate and individual components adding up to 100%.

In 2004, for a participant to receive 100% of his or her target annual incentive award, Susquehanna had to achieve 12.78% return on equity and 10% annual earnings per share growth. Additionally, the participant had to achieve his or her individual targets, and, if applicable, his or her unit had to satisfy its unit goals. In 2004, Susquehanna’s return on equity was 10.73% and its earning per share growth was 2.6%. Accordingly, Susquehanna did not meet the minimum thresholds under the program or the targets, and no bonuses were paid out under the short term annual cash incentive program.

Long Term Incentive Program. The long term incentive program awards, at the discretion of the Committee, non-qualified stock options and/or restricted stock to participants in the program. No options or stock are awarded if Susquehanna’s cumulative earnings per share has increased less than 3% per year from the base year of 2001. Targeted annual earnings per share growth for the three year program is 8% with a maximum threshold of 10%.

In 2004, the long-term incentive program had 67 participants. Each participant was given a fixed target number of non-qualified stock options for each program year (i.e., 2002, 2003 and 2004) based upon their respective positions within Susquehanna, ranging from a minimum of 2,600 to a maximum of 37,000. For each year of the program, a participant can be awarded 20% (minimum threshold of 3% growth) to 125% (maximum threshold of 10% growth) of his or her targeted amount, depending on Susquehanna’s earnings per share performance for that year.

The long term incentive program is a cumulative program, meaning that the performance in 2004 is aggregated with the prior year’s performance so that improved performance year over year can allow the awarding of prior year shares not earned, if cumulative performance warrants.

Any non-qualified stock options or restricted stock granted under the program will be issued under Susquehanna’s Equity Compensation Plan. In 2004, Susquehanna’s cumulative earnings per share growth was 3%. Accordingly, in February 2004, the Committee determined that participants in the plan would be awarded 20% of their respective target shares under the program for 2004. Grants for 2004 were made in March, 2005. An aggregate amount of 157,140 non-qualified stock options were awarded. Of this total, 7,400, 3,400, 3,400 and 3,400 stock options were granted to Messrs. Reuter, Duncan, Hostetter and Quick, respectively. Mr. Bernard A. Francis, Jr., who does not participate in the program, also received a discretionary grant of 1,200 stock options.

Other Compensation

Executive Supplemental LTD Plan. Susquehanna provides executive supplemental disability insurance for certain of its executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Francis. Valley Forge Asset Management Corp. (“VFAM”) also provides similar insurance for Mr. Francis. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between the maximum amount available under the plan and 60% of the executive’s salary. The premiums paid for this insurance in 2004 were $4,475, $2,106, $2,233 and $7,419 for Messrs. Reuter, Hostetter, Duncan and Francis, respectively.

Francis Life Insurance Policy. VFAM pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000. The premium paid for this insurance in 2004 was $4,350.

Francis Bonus. In 2004, Mr. Francis earned a bonus of $230,000 under a bonus program offered by VFAM. Under the program, employees, including Mr. Francis, may receive a semi-annual bonus in such amounts as determined by the board of directors within guidelines established by VFAM. The key elements of the guidelines are an employee’s performance of his or her designated responsibilities and VFAM’s attainment of budget goals related to asset and revenue growth and its overall profitability as determined by Susquehanna’s management.

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